Third Point Reinsurance Ltd. Announces Changes to Board of Directors
HAMILTON, Bermuda, December 12, 2017 /PRNewswire/ -- Third Point Reinsurance Ltd. (NYSE: TPRE) (“Third Point Re” or the "Company") today announced that Mr. Christopher L. Collins will be stepping down from the Board of Directors (the “Board”) effective December 12, 2017. Mr. Collins is a Managing Director at Kelso & Company, a founding private equity investor of Third Point Re.
The Company also announced that Mr. Neil McConachie has been appointed to the Board to replace Mr. Collins effective December 12, 2017. Mr. McConachie previously served on the Company’s Board from November 2013 to June 2015 where he served as the Chairman of the Governance and Nominating Committee and as a member of the Audit, Compensation and Risk Committees.
“Chris has been a valuable director having joined the Board in November 2011, shortly after the Company’s founding. We appreciate his many contributions and dedicated service to the Company over his tenure and wish him all the best,” said Mr. Robert Bredahl, President and Chief Executive Officer.
Mr. Bredahl continued, “I am very pleased that Neil will be rejoining the Board given the valuable service that he provided when he served in that role from 2013 to 2015 and look forward to his partnership and counsel once again.”
Mr. McConachie most recently co-founded Fidelis Insurance (“Fidelis”) in 2015 and served as the group’s Chief Financial Officer. Prior to Fidelis, Mr. McConachie served on Third Point Re’s Board of Directors from November 2013 to June 2015. Prior to serving on the Company’s Board, he worked for the Lancashire Group (“Lancashire”) from February 2006 to June 2012 and during that time held the roles of Chief Financial Officer, Chief Risk Officer, Chief Operating Officer and President. He also served as an executive member of the board of directors. Mr. McConachie was previously Senior Vice President, Treasurer and Chief Accounting Officer of Montpelier Re Holdings Ltd. (“Montpelier”) from January 2002 to January 2006.

About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.

Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and President, Third Point Reinsurance (USA) Ltd.
+1 441-542-3333
investorrelations@thirdpointre.bm